EXHIBIT 3.1

                             ARTICLES OF RESTATEMENT
                                       OF
                                TVI CORPORATION

     TVI Corporation, a Maryland corporation, having its principal office at 7100 Holladay Tyler Road, Glenn Dale, Maryland 20769 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation desires to restate its Charter as currently in effect as hereinafter provided. Upon their acceptance by the State Department of Assessments and Taxation of Maryland, the following provisions set forth in these Articles of Restatement are all the provisions of the Charter of the Corporation as currently in effect.

     SECOND: The current post office address of the principal office of the Corporation is this State is 7100 Holladay Tyler Road, Suite 300, Glenn Dale, Maryland 20768. The name and post office address of the resident agent of the Corporation in this State are RESAGENT, INC., 7 St. Paul Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

     THIRD:  The Corporation currently has five (5) directors, whose names are:

                    Joseph J. Borkoski          Mark N. Hammond
                    Stephen A. Day              Richard V. Priddy
                    Joseph J. Duffy

     FOURTH: The Charter of the Corporation is not amended by these Articles of Restatement. The entire provisions of the Charter are the following:

     "FIRST: The name of the corporation is TVI CORPORATION

     SECOND: The purpose for which the corporation is formed are as follows: To engage in the business of the manufacturing, marketing, licensing, leasing, franchising, subcontracting, etc. of certain agents owned by Delphic Laboratories, Inc., a Florida corporation, said agents being known as Deltherm Thermogenic Heat Paint and Delfoam Cellular Concrete Agent, including any applications thereof, together with any related designs, engineering expertise, technical services, foaming equipment, design mixes, etc.


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     To deal in real and personal property of every  description,  to enter into contracts, of every nature and description which may be necessary or convenient for the business of the corporation, to lend and borrow money and in general to do any and all things and exercise any and all powers, rights, and privileges which a corporation may now or hereafter be organized to do or to exercise under the business corporation law of the State of Maryland.

     To do anything permitted by Section 2-103 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

     THIRD: The post office address of the principal office of the corporation is 7100 Holladay Tyler Road, Suite 300, Glenn Dale, Maryland 20768. The name and post office address of the resident agent of the Corporation in this State are RESAGENT, INC., 7 St. Paul Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

     FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is forty-six million two hundred thousand (46,200,000). The shares are classified as Forty-five Million (45,000,000) shares of Common Stock, par value One Cent ($0.01) per share, and One Million Two Hundred Thousand (1,200,000) shares of Preferred Stock, par value One Dollar ($1.00) per share.

     FIFTH: The number of directors of the Corporation shall be ten (10), which number may be increased and thereafter decreased pursuant to the Bylaws of the Corporation, but shall never be less than three (3).


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     SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter proscribed by the statutes of the State of Maryland, and all rights conferred on officers, directors and stockholders are granted subject to this reservation.

     SEVENTH: The duration of the Corporation shall be perpetual.

     EIGHTH: The shareholders of this Corporation shall have no pre-emptive rights to purchase any additional shares of the Corporation, whether or not said shares are created by amendment of its authorized capital."

                                     * * * *

     FIFTH: By written informal action, unanimously taken by the entire Board of Directors of the Corporation pursuant to and in accordance with Section 2-408(c) of the Corporations and Associations Article of Annotated Code of Maryland, a majority of the entire Board of Directors duly approved the foregoing Articles of Restatement.

     SIXTH: The total number of shares and par value of all classes of stock of the Corporation heretofore authorized are not changed as a result of these Articles of Restatement.

     IN WITNESS WHEREOF, I have signed these Articles of Restatement this 2nd day of December, 2002, and acknowledge same to be my act.

WITNESS:


/s/ THOMAS K. PLUNKETT                                    /s/ RICHARD V. PRIDDY
-----------------------                                   ----------------------
    Thomas K. Plunkett,                                       Richard V. Priddy,
    Assistant Secretary                                       President



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